Exhibit 5.1

Jason L. Kent
+1 858 550 6044
jkent@cooley.com
August 3, 2020
Neurocrine Biosciences, Inc.
12780 El Camino Real
San Diego, CA 92130
Re: Post-Effective Amendment to Registration Statements on Form S-8
Ladies and Gentlemen:
You have requested our opinion, as counsel to Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s registration statements on Form S-8 (File Nos. 333-175889, 333-190178, 333-197916, 333-205933, 333-212871, 333223020, 333-226971 and 333-234501), as originally filed with the Commission on July 29, 2011, July 26, 2013, August 6, 2014, July 29, 2015, August 3, 2016, February 13, 2018, August 22, 2018 and November 5, 2019, respectively (collectively, the “Prior Registration Statements”).
The Prior Registration Statements covered the offering of shares of the Company’s common stock, $0.001 par value (“Common Stock”), previously available for issuance under the Company’s Amended and Restated 2011 Equity Incentive Plan (the “Prior Plan”). For purposes of this opinion, the “Shares” means up to 13,634,228 shares of Common Stock, consisting of (i) 5,042,582 shares of Common Stock that were previously available for grant under the 2011 Plan and that became available for grant under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) upon its effectiveness and (ii) 8,591,646 shares of Common Stock subject to outstanding stock awards granted under the Prior Plan that may become available for grant under the 2020 Plan as described in the Amendment.
In connection with this opinion, we have examined and relied upon the Prior Registration Statements, the Amendment and the related prospectus, the Company’s Certificate of Incorporation, and Bylaws, each as currently in effect, the Prior Plan, the 2020 Plan and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signature, the authenticity of all documents submitted to us as originals. the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2020 Plan, the Amendment and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Amendment.
Sincerely,

Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com